AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1997

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       UNITED DOMINION REALTY TRUST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           VIRGINIA                     54-0857512
       (STATE OR OTHER               (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION       IDENTIFICATION NO.)
       OR ORGANIZATION)

                         10 SOUTH 6TH STREET, SUITE 203
                         RICHMOND, VIRGINIA 23219-3802
                                 (804) 780-2691
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           KATHERYN E. SURFACE, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                       UNITED DOMINION REALTY TRUST, INC.
                              10 SOUTH 6TH STREET
                         RICHMOND, VIRGINIA 23219-3802
                                 (804) 780-2691
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

JAMES W. FEATHERSTONE, III, ESQ.      HOWARD G. GODWIN, JR., ESQ.
        HUNTON & WILLIAMS                   BROWN & WOOD LLP
      951 EAST BYRD STREET               ONE WORLD TRADE CENTER
  RICHMOND, VIRGINIA 23219-4074      NEW YORK, NEW YORK 10048-0557

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement in light of market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                              PROPOSED MAXIMUM          PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AGGREGATE AMOUNT           OFFERING PRICE          AGGREGATE OFFERING
SECURITIES TO BE REGISTERED(1)    TO BE REGISTERED(2)           PER UNIT(3)               PRICE(2)(3)
Debt Securities
Preferred Stock                       $600,000,000                  (4)                   $600,000,000
Common Stock

                                       AMOUNT OF
    TITLE OF EACH CLASS OF            REGISTRATION
SECURITIES TO BE REGISTERED(1)         FEE(5)(6)
Debt Securities
Preferred Stock                       $181,818.18
Common Stock

(1) This registration statement also covers delayed delivery contracts that may be issued by the registrant under which the party purchasing such contracts may be required to purchase Debt Securities, Preferred Stock or Common Stock. Such contracts may be issued together with the specific Offered Securities to which they relate. In addition, Offered Securities registered hereunder may be sold either separately or as units comprising more than one type of Offered Security registered hereunder.
(2) In U.S. dollars or the equivalent thereof in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Stock or Preferred Stock as may from time to time be issued upon conversion of Debt Securities or Preferred Stock.
(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(5) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(6) Pursuant to Rule 429 under the Securities Act of 1933, $74,842,500 of Offered Securities are being carried forward from registration statement No. 33-64275. The amount of the registration fee associated with such Offered Securities that was previously paid with registration statement No. 33-64275 is $25,807.76.
     THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO REGISTRATION STATEMENT NO. 33-64275. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-64275 AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT AND IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933. THIS REGISTRATION STATEMENT AND THE REGISTRATION STATEMENT AMENDED HEREBY ARE COLLECTIVELY REFERRED TO HEREIN AS THE "REGISTRATION STATEMENT."
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 15, 1997

PROSPECTUS

                                  $674,842,500

                                     [LOGO]
                          United Dominion Realty Trust

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                            ------------------------

     United Dominion Realty Trust, Inc. (the "Company") intends to issue from time to time its (i) unsecured senior or subordinated debt securities (the "Debt Securities"), (ii) shares of Preferred Stock, no par value ("Preferred Stock"), and (iii) shares of Common Stock, $1 par value ("Common Stock"), having an aggregate initial public offering price not to exceed $674,842,500 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, on terms to be determined at the time of sale. The Debt Securities, the Preferred Stock and the Common Stock offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Company, as defined. See "Description of Debt Securities."

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, priority, interest rate, time of payment of interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, terms for conversion into or exchange for other Offered Securities and the initial public offering price; (ii) in the case of Preferred Stock, the series designation and number of shares and the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (iii) in the case of Common Stock, the initial public offering price; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a qualified real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     The applicable Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered thereby.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY   , 1997.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of The New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents (File No. 1-10524) filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference in this
Prospectus: (i) the Company's annual report on Form 10-K for the year ended December 31, 1996, filed on March 31, 1997; (ii) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997, filed on May 15, 1997; (iii) the Company's current report on Form 8-K dated August 15, 1996, filed on August 30, 1996; (iv) the Company's current report on Form 8-K dated October 31, 1996, filed on November 15, 1996; (v) the Company's current report on Form 8-K dated December 31, 1996, filed on January 15, 1997, including the Company's Form 8K/A No. 1 filed on March 17, 1997; (vi) the Company's current report on Form 8-K dated January 21, 1997, filed on January 21, 1997; and (vii) the descriptions of the Common Stock and the Preferred Stock contained in the Company's registration statements on Form 8-A dated April 19, 1990 and April 24, 1995, respectively, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of all of the Offered Securities shall be deemed to be incorporated by reference herein.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

     The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to United Dominion Realty Trust, Inc., 10 South 6th Street, Richmond, Virginia 23219-3802, Attention: Investor Relations (telephone 804/780-2691).

                                  THE COMPANY

     United Dominion Realty Trust, Inc. is a self-administered equity REIT formed in 1972 which acquires, repositions, develops, manages and selectively sells apartment homes for its own portfolio in the Sunbelt region of the United States.

     The Company is an owner and operator of primarily middle income apartment communities across the Sunbelt region, which it believes will enjoy population and job growth above the national average. The Company operates in 22 major markets, dispersed throughout a 15-state area extending from Delaware to Nevada, where it seeks to be a market leader by operating a sufficiently sized portfolio of apartments within each market. The Company believes this market diversification increases investment opportunities and decreases the risks associated with concentration in cyclical local markets. At May 9, 1997, the Company's largest apartment market was Dallas, Texas, where it owned 13% of its apartment homes. Excluding Dallas, Texas, the Company did not own more than 6% of its apartment homes in any one market. At May 9, 1997, the Company owned 217 apartment communities containing 59,021 completed apartment homes (including 11 apartment communities containing 2,556 apartment homes classified as real estate held for disposition) and 1,196 apartment homes under development.

     The Company has experienced significant growth during the past several years, increasing the number of apartment homes owned by 327% since 1992. During 1996, the Company completed a record number of apartment acquisitions, adding a total of 22,032 apartment homes at a total cost of approximately $881 million. The 1996 acquisitions included the statutory merger with South West Property Trust Inc. (the "South West Merger"), which added 44 apartment communities containing 14,320 completed apartment homes and 675 under development, at an aggregate cost of approximately $560 million. Another acquisition added a portfolio of 18 apartment communities containing 4,508 apartment homes, at an aggregate cost of approximately $182 million.

     The Company's current objective is to be a major apartment owner in the larger Sunbelt markets by focusing on the following strategies:

             ACQUISITIONS. The Company's investment strategy hinges on acquiring apartment communities where it can add value. The Company focuses on acquiring two types of apartment communities: (i) Class B+ to near Class A properties built since 1980 where the investment (purchase price plus planned improvements) represents a significant discount to replacement cost; and (ii) well located, pre-1980s communities that can be upgraded and repositioned for the longer term.

             PORTFOLIO ACQUISITIONS AND MERGERS. The Company has been a major participant in consolidation within the apartment industry, having acquired apartment portfolios in each of the last three years and completed the South West Merger on December 31, 1996. The Company expects to continue to participate in the consolidation process as an acquirer of other apartment portfolios and/or apartment REITs when such transactions are accretive to earnings and can enhance dividend growth and shareholder value.

             DEVELOPMENT. Consistent with the Company's acquisition strategy, apartment home development activity will be primarily focused in its major markets through investments in site locations favorable for new development and additions to existing apartment communities. The capability to develop is another resource for growth in the Company's major markets.

             EXISTING COMMUNITIES. The Company seeks to achieve income growth from its portfolio of mature apartment communities by increasing rental revenues while maintaining occupancy and controlling operating expenses. The Company also has a program to upgrade its older apartment communities. These upgrades are designed to enhance rent growth and add value to the apartment communities.

             SALES. The Company continually assesses its real estate portfolio in order to make hold, upgrade or sell decisions on each of its apartment communities. The Company's strategy is to selectively sell certain apartment communities that no longer meet the long term investment objectives that have been established for its apartment portfolio due to size, location, age or projected earnings potential.

             FINANCINGS. The Company intends to maintain what management believes is a conservative capital structure. Prior to 1996, the Company generally managed its debt at levels at or below 40% of total market capitalization (debt and equity). However, in 1996, management decided to increase the proportion of debt in its capital structure to approximately 45% in order to take advantage of long term borrowing rates which were at historical lows.

     In 1995, the Company organized United Dominion Realty, L.P. (the "Operating Partnership") to assist the Company in competing for acquisitions of properties that meet the Company's investment strategies from seller partnerships, some or all of whose partners may wish to defer taxation of gain realized on sale through an exchange of partnership interests. As of May 15. 1997, the Company had acquired three apartment communities and land to develop an additional apartment community using the Operating Partnership and had transferred seven of its Tennessee properties into the Operating Partnership, and the Operating Partnership was 98% owned by the Company.

     The Company has an Eastern Division and a Western Division to divide apartment operations, acquisitions and development geographically. Because the company operated only in the Southeast and Mid-Atlantic prior to the South West Merger, its Eastern Division today represents approximately 75% of its revenues and apartment homes. The Eastern Division is divided into three regions, Northern, Southern and Florida, respectively headquartered in Richmond, Atlanta and Orlando. Management believes that a region can operate approximately 30,000 apartment homes. The largest region today, the Northern Region, operates approximately 18,000 apartment homes. The management team in each region includes a director of apartment operations, a manager of property improvements, an asset manager and a senior acquisitions analyst. Regional teams were first organized in 1995 to move decision making closer to the community and customer level. The Company believes that the regional concept can allow the Company to effectively operate 200,000 apartment homes or more. As the Western Division grows, it will also be divided into regions.

     The Company seeks to provide its shareholders with regularly increasing distributions and stock price appreciation. The Company has paid quarterly distributions to its shareholders continuously since 1973 and has increased common stock distributions each year for the past 21 years. The declared common stock distribution was last increased in March 1997, and the current indicated annual distribution is $1.01 per share. In past years, a portion of the Company's distribution to its shareholders has been designated a non-taxable return of capital for income tax purposes. During the past 15 years, the Company provided its shareholders with an average annual return of 20%.

     The Company, a Virginia corporation, has its principal office at 10 South 6th Street, Richmond, Virginia 23219-3802. Its telephone number is (804) 780-2691 and its E-mail address is ir@udrt.com. Unless the context indicates otherwise, the term "Company," as used herein, includes the Company and its subsidiaries.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include repayment of indebtedness, making improvements to properties and the acquisition and development of additional properties.

                                 CERTAIN RATIOS

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and Preferred Stock dividends for the periods shown and for the year ended December 31, 1996 supplemental pro forma.

                                                                                                  SUPPLEMENTAL
                                                           YEAR ENDED DECEMBER 31,                PRO FORMA(1)
                                                ----------------------------------------------    ------------
                                                 1992      1993      1994      1995      1996         1996
                                                ------    ------    ------    ------    ------    ------------
Ratio of earnings to fixed
  charges...................................     1.54x     1.64x     1.69x     1.81x     1.73x           1.67x
Ratio of earnings to combined fixed
  charges and Preferred Stock dividends.....      1.54      1.64      1.69      1.56      1.45            1.48


                                              THREE MONTHS ENDED
                                                MARCH 31, 1997
                                              ------------------
Ratio of earnings to fixed
  charges...................................        1.84x
Ratio of earnings to combined fixed
  charges and Preferred Stock dividends.....         1.64

---------------

(1) Assumes (i) the consummation of the South West Merger and (ii) the acquisition of 20 apartment communities containing 5,157 apartment homes, as if the transactions had occurred on January 1, 1996.

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and Preferred Stock dividends was computed by dividing earnings by the total of fixed charges and Preferred Stock dividends. For purposes of computing these ratios, earnings consist of income before extraordinary items plus fixed charges other than capitalized interest, and fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense. The Company did not issue any shares of Preferred Stock until

April 1995; therefore, only the ratios of earnings to combined fixed charges and Preferred Stock dividends for the years ended December 31, 1995 and 1996, the year ended December 31, 1996 supplemental pro forma and the three months ended March 31, 1996 and 1997 include Preferred Stock dividends.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Senior Securities are to be issued under an indenture dated as of November 1, 1995, as supplemented from time to time (the "Senior Indenture"), between the Company and First Union National Bank of Virginia (the "Senior Indenture Trustee"), and the Subordinated Securities are to be issued under an indenture dated as of August 1, 1994, as supplemented from time to time (the "Subordinated Indenture"), between the Company and Crestar Bank (the "Subordinated Indenture Trustee"). The term "Trustee," as used herein, shall refer to the Senior Indenture Trustee or the Subordinated Indenture Trustee, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement and will be respectively available for inspection at the Corporate Trust Office (as such term is defined in the Indentures) of the Senior Indenture Trustee and the Subordinated Indenture Trustee, or as described under "Available Information." The Indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indentures and the Debt Securities are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and the Debt Securities. All section references appearing herein are to sections of the Indentures, and capitalized terms used but not defined herein have the respective meanings set forth in the Indentures and the Debt Securities.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company, as described under "Subordination."

     Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

     Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by the Company may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Capital Stock of the Company, or the method by which any such portion will be determined;

          (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Capital Stock of the Company into which such Debt Securities are convertible;

          (5) the date or dates, or the method by which such date or dates will be determined, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

          (6) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which such interest will accrue or the method by which such date or dates will be determined, the Interest Payment Dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates or the method by which such Dates will be determined, and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months;

          (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined in each Indenture), if any), interest, if any, on, and Additional Amounts, if any, payable in respect of, such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (8) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which and other terms and conditions upon which such Debt Securities may be redeemed in whole or in part, at the option of the Company, if the Company is to have the option;

          (9) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

          (10) whether such Debt Securities will be in registered or bearer form and terms and conditions relating thereto, and, if other than $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities will be issuable and, if other than $5,000, the denomination or denominations in which any bearer Debt Securities will be issuable;

          (11) if other than United States dollars, the currency or currencies in which such Debt Securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

          (12) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts will be determined;

          (13) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

          (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

          (15) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

          (16) whether such Debt Securities will be issued in certificated or book-entry form;

          (17) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

          (18) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and

          (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") (Section 502 of each Indenture). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Senior Securities will be payable at the corporate trust office of the Senior Indenture Trustee located at 230 South Tryon Street, Charlotte, North Carolina 28288 and the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Subordinated Securities will be payable at the corporate trust office of the Subordinated Indenture Trustee located at 919 East Main Street, Richmond, Virginia 23219; provided that at the option of the Company payment of interest on any series of Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register for such series or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of each Indenture).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration or transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

     Neither the Company nor either Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

MERGER, CONSOLIDATION OR SALE

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under an Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an Officers' Certificate and legal opinion covering such conditions shall be delivered to the Company (Sections 801 and 803 of each Indenture).

CERTAIN COVENANTS

     SENIOR INDENTURE LIMITATIONS ON INCURRENCE OF DEBT. The Senior Indenture provides that the Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) the Company's Total Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Company) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004 of the Senior Indenture). The Subordinated Indenture does not limit the incurrence of Debt.

     In addition to the foregoing limitation on the incurrence of Debt, the Senior Indenture provides that the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the Company's Total Assets (Section 1004 of the Senior Indenture).

     In addition to the foregoing limitations on the incurrence of Debt, the Senior Indenture provides that the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;
(ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);
(iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004 of the Senior Indenture).

     As used herein,

     "ACQUIRED DEBT" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "ANNUAL SERVICE CHARGE" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of the Company and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock (as defined below).

     "CAPITAL STOCK" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

     "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Funds from Operations (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for interest on Debt of the Company and its Subsidiaries.

     "DEBT" of the Company or any Subsidiary means any indebtedness of the Company, or any Subsidiary, whether or not contingent, in respect of (without duplication) (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

     "FUNDS FROM OPERATIONS" for any period means income before gains (losses) on investments and extraordinary items plus amounts which have been deducted, and minus amounts which have been added, for the following items (without duplication): (a) provision for Preferred Stock dividends, (b) provision for property depreciation and amortization and (c) the effect of any adjustments for significant non-recurring items, including any noncash charge resulting from a change in accounting principles in determining income before gains (losses) on investments and extraordinary items for such period, as reflected in the financial statements of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "TOTAL ASSETS" as of any date means the sum of (i) the Company's Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with generally accepted accounting principles (but excluding intangibles).

     "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

     Except as described above, the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, the Articles of Incorporation of the Company include provisions for mandatory redemption and stopping transfer of its Common Stock designed to preserve the Company's status as a REIT. The Code provides that concentration of more than 50% in value of direct or indirect ownership of Common Stock in five or fewer individual shareholders during the last six months of any year will result in disqualification of the Company as a REIT. Enforcement of the provisions of the Company's Articles of Incorporation would prevent such concentration and, therefore, prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described herein, including any addition of a covenant or other provision providing event risk or similar protection.

     EXISTENCE. Except as described above under " -- Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the existence, rights (charter and statutory) and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities of any series (Section 1005 of each Indenture).

     MAINTENANCE OF PROPERTIES. The Company will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value their properties in the ordinary course of business (Section 1006 of each Indenture).

     INSURANCE. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage in an amount at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007 of each Indenture).

     PAYMENT OF TAXES AND OTHER CLAIMS. The Company will pay or discharge or cause to be paid or discharged, before the same become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008 of each Indenture).

     PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 and 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date
(i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Company copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009 of each Indenture).

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts payable on any

Debt Security of such series; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to such series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Company or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Company if given by the Holders). However, at any time after such declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Company, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may
be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Company all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Company and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502 of each Indenture). Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 of each Indenture).

     Each Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of each Indenture).

     Each Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the Company, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507 of each Indenture). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508 of each Indenture).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of either Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of each Indenture).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1012 of each Indenture).

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal and interest on the Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1603 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Securities.

     Senior Debt is defined in the Subordinated Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures that is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses
(a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated and (3) the Subordinated Securities (Section 101 of the Subordinated Indenture). At March 31, 1997, Senior Debt aggregated approximately $1.1 billion. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Debt. However, the Senior Indenture contains limitations on incurrence of indebtedness by the Company. See " -- Certain Covenants -- Senior Indenture Limitations on Incurrence of Debt."

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under each Indenture, the Company may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of each Indenture).

     Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from its obligations with respect to such Debt Securities under provisions of each Indenture described under " -- Certain Covenants," or, if provided pursuant to
Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or currency units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of such Indenture (Section 1404 of each Indenture).

     "GOVERNMENT OBLIGATIONS" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101 of each Indenture).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under " -- Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of either Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Company, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Capital Stock of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Capital Stock of the Company, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

BOOK-ENTRY SYSTEM

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, are expected be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for any Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount, interest or Additional Amounts in respect of the Global Security representing such Debt Securities will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

     If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

TRUSTEES

     First Union National Bank of Virginia is the Trustee under the Senior Indenture. Crestar Bank is the Trustee under the Subordinated Indenture. Both First Union National Bank of Virginia and Crestar Bank have lending relationships with the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 150,000,000 shares of Common Stock, $1 par value, and 25,000,000 shares of Preferred Stock, no par value. At May 9, 1997, there were outstanding 86,484,586 shares of Common Stock and 4,200,000 shares of Preferred Stock, consisting exclusively of the Company's 9 1/4% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred").

     The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's Restated Articles of Incorporation, as amended (the "Articles"), and bylaws (the "Bylaws") as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles and Bylaws, which are filed as exhibits to the Registration Statement.

COMMON STOCK

     Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding. Holders of Common Stock have one vote per share and non-cumulative voting rights, which means that holders of more than 50% of the shares voting can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. In the event of any voluntary or involuntary liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in the distributable assets of the Company remaining after satisfaction of the prior preferential rights of the Preferred Stock and the satisfaction of all debts and liabilities of the Company. Holders of Common Stock do not have preemptive rights.

     The dividend and liquidation rights of holders of the Common Stock are specifically limited by the terms of the Series A Preferred as described below in " -- Series A Preferred."

     The transfer agent for the Common Stock is Chase Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey. The Common Stock is traded on the NYSE under the symbol "UDR."

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in that Prospectus Supplement. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Articles fixing the preferences, limitations and relative rights of a particular series of Preferred Stock.

     GENERAL. Under the Articles, the Board of Directors of the Company is authorized, without further shareholder action, to provide for the issuance of up to 25,000,000 shares of Preferred Stock, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as the Board of Directors shall approve.

     The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series; (v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Stock and, in all cases, will be senior to the Common Stock.

     DIVIDEND RIGHTS. Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     If the applicable Prospectus Supplement so provides, as long as any shares of Preferred Stock are outstanding, no dividends will be declared or paid or any distributions be made on the Common Stock, other than a dividend payable in Common

Stock, unless the accrued dividends on each series of Preferred Stock have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Stock.

     If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon such series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of Preferred Stock and such other series bear to each other.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Stock will be entitled to participate in the earnings or assets of the Company.

     RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any, provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of Preferred Stock are not paid in full, the holders of Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Stock to participate in the assets of the Company remaining after the holders of other series of Preferred Stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of the Company will be described in the Prospectus Supplement relating to such series.

     REDEMPTION. A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Stock, the Company deposits with a designated bank funds sufficient to redeem such Preferred Stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of capital stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Stock.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Stock is not subject to any mandatory redemption at the option of the holder.

     SINKING FUND. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

     CONVERSION RIGHTS. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of Preferred Stock. The Preferred Stock will have no preemptive rights.

     VOTING RIGHTS. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by Virginia law, a holder of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of Preferred Stock are entitled to vote.

     Under Virginia law, the affirmative vote of the holders of a majority of the outstanding shares of all series of Preferred Stock, voting as a separate voting group, will be required for (i) the authorization of any class of stock ranking prior to or on parity with Preferred Stock or the increase in the number of authorized shares of any such stock, (ii) any increase in the number of authorized shares of Preferred Stock and (iii) certain amendments to the Articles that may be adverse to the rights of Preferred Stock outstanding.

     TRANSFER AGENT AND REGISTRAR. The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

SERIES A PREFERRED

     The Board of Directors has designated 4,600,000 shares of Preferred Stock as the "9 1/4% Series A Cumulative Redeemable Preferred Stock." At March 31, 1997, there were 4,200,000 shares of Series A Preferred outstanding. The Board of Directors may redesignate any unissued shares of Series A Preferred as all or a part of a different series of Preferred Stock. Holders of shares of Series A Preferred are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9 1/4% of the liquidation preference per annum (equivalent to $2.3125 per share). In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred are entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other capital stock that ranks junior to the Series A Preferred as to liquidation rights. The Series A Preferred is not redeemable prior to April 24, 2000. On and after April 24, 2000, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued dividends. The Series A Preferred has no stated maturity and will not be subject to any sinking fund or mandatory redemption (except as provided under "Description of Capital Stock -- Redemption and Restrictions on Transfer").

     The transfer agent, registrar and dividend disbursing agent for the Series A Preferred is Chase Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey. The Series A Preferred is traded on the NYSE under the symbol "UDRpfA."

DIVIDEND RESTRICTIONS

     Covenants in its loan agreements with certain lenders restrict the payment of distributions in excess of the sum of (i) current "cash flow," (ii) varying additional amounts and (iii) the proceeds of capital stock offerings subsequent to various dates, all as defined in the particular loan agreement. The covenants do not prohibit the Company from paying distributions in order to continue its qualification as a REIT under the Code.

AFFILIATED TRANSACTIONS

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. For three years following the time that the Interested Shareholder becomes an owner of 10% of the outstanding voting shares, Virginia corporations cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder absent an exception. The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the law.

     The Virginia Stock Corporation Act also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 33% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Company. An acquiring person may require the Company to hold a special meeting of shareholders to consider the matter within 50 days of its request.

REDEMPTION AND RESTRICTIONS ON TRANSFER

     In order to preserve the Company's status as a REIT as defined in the Code, the Company can redeem or stop the transfer of its shares. The Articles provide that the Company is organized to qualify as a REIT. Because the Code provides that the concentration of more than 50% in value of the direct or indirect ownership of its shares in five or fewer individual shareholders during the last six months of any year would result in the disqualification of the Company as a REIT, the Articles provide that the Company shall have the power (i) to redeem that number of concentrated shares sufficient in the opinion of the Board of Directors of the Company to maintain or bring the direct or indirect ownership of shares into conformity with the requirements of the Code, and (ii) to stop the transfer of shares to any person whose acquisition thereof would, in the opinion of the Company's Board of Directors, result in such disqualification. The per share redemption price of any shares redeemed by the Company pursuant to this provision shall be the last reported sale price for the shares as of the business day preceding the day on which notice of redemption is given. The Board of Directors of the Company can require shareholders to disclose in writing to the Company such information with respect to ownership of its shares as it deems necessary to comply with the REIT provisions of the Code.

REIT QUALIFICATION

     The Company operates in a manner intended to qualify for treatment as a REIT under the Code. In general, a REIT which distributes to its shareholders at least 95% of its taxable income (other than net capital gain) for a taxable year and which meets certain other conditions will not be subject to federal income taxation on income (including net capital gain) distributed for that year. If the Company fails to qualify in any taxable year, it will be taxed for federal income tax purposes as a corporation for that year and distributions to shareholders will not be deductible by the Company in computing its taxable income. Under such circumstances, the Company also will be disqualified from being treated as a REIT under the Code for the ensuing four fiscal years. Failure to qualify could result in the Company's incurring indebtedness and perhaps liquidating investments in order to pay the resultant taxes.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. Brown & Wood LLP, New York, New York, will act as counsel to any underwriters, dealers or agents.

                                    EXPERTS

     The consolidated financial statements and schedules of the Companyappearing in the annual report (Form 10-K) of United Dominion Realty Trust, Inc. for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of South West Property Trust Inc. at December 31, 1996 and 1995, and for each of the three years ended in the period ended December 31, 1996, appearing in the Company's current report on Form 8-K dated December 31, 1996, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of rental operations of Steeplechase Apartments and Westland Park Apartments, included in the Company's current report on Form 8-K, dated October 31, 1996, incorporated herein by reference, have been incorporated herein in reliance upon the reports respectively dated June 20, 1996 and June 18, 1996 of L. P. Martin & Company, P.C., independent auditors, also incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

     The combined statement of rental operations of the Properties, included in the Company's Current Report on Form 8-K, dated August 15, 1996, incorporated herein by reference, has been incorporated herein in reliance upon the report dated May 16, 1996, of Dixon, Odom & Co., L.L.P., independent public accountants, also incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.......................................   $181,818
Accounting fees and expenses..............................................................    150,000
Legal fees and expenses...................................................................    170,000
Trustees' fees and expenses...............................................................     30,000
Rating agency fees........................................................................    100,000
Printing..................................................................................     75,000
Miscellaneous.............................................................................     43,182
                                                                                             --------
     Total................................................................................   $750,000
                                                                                             --------
                                                                                             --------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Directors and officers of the Company may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the Virginia Stock Corporation Act and the Company's Articles of Incorporation. Such indemnification covers all costs and expenses reasonably incurred by a director or officer. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Virginia Stock Corporation Act and the Company's Articles of Incorporation may under certain circumstances eliminate the liability of directors and officers in a shareholder or derivative proceeding.

     If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify to the same extent allowed for directors and officers of the Company such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

ITEM 16. EXHIBITS

  1(a)   --    Form of Underwriting Agreement for Debt Securities
  1(b)   --    Form of Underwriting Agreement for Preferred Stock and Common Stock
  4(i)(a)   -- Specimen Common Stock certificate (filed as Exhibit 4 (i) to the Company's annual report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)
  4(i)(b)   -- Form of Preferred Stock certificate (filed as Exhibit 4(i)(b) to the Company's Form S-3 registration statement (File No. 33-55159) filed with the Commission on August 19, 1994, and incorporated by reference herein)
  4(i)(1)   -- Form of certificate for 9 1/4% Series A Cumulative Redeemable Preferred Stock (filed as Exhibit 1(e) to the
               Company's Form 8-A registration statement dated April 24, 1995 (File No. 1-10524), and incorporated by reference herein)
  4(i)(c)   -- Restated Articles of Incorporation (filed as Exhibit 4(i)(c) to the Company's Form S-3 registration statement
               (File No. 33-64275) filed with the Commission on November 15, 1995, and incorporated by reference herein)
  4(i)(d)   -- Amendment to restated Articles of Incorporation (filed as Exhibit 6(a)(4) to the Company's Form 8-A registration statements dated April 19, 1990 and April 24, 1995 (File No. 1-10524), and incorporated by reference herein)
  4(i)(e)   -- Restated Bylaws (filed as Exhibit 3(b) to the Company's quarterly report on Form 10-Q for the quarter ended
               March 31, 1997 (File No. 1-10524), and incorporated by reference herein)
  4(i)(h)   -- Loan Agreement dated as of November 7, 1991, between the Company and Aid Association for Lutherans (filed as
               Exhibit 6(c)(1) to the Company's Form 8-A registration statement dated April 19, 1990 (File No. 1-10524), and incorporated by reference herein)

  4)(i)     -- Note Purchase Agreement dated as of January 15, 1993, between the Company and CIGNA Property and Casualty
               Insurance Company, Connecticut General Life Insurance Company, Connecticut General Life Insurance Company,
               on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life
               Insurance Company and Aid Association for Lutherans (filed as Exhibit 6(c)(5) to the Company's Form 8-A registration statement dated April 19, 1990 (File No. 1-10524), and incorporated by reference herein)
  4(i)(j)   -- Credit Agreement dated as of December 15, 1994, between the Company and First Union National Bank of Virginia
               (filed as Exhibit 6(c)(6) to the Company's Form 8-A registration statement dated April 19, 1990 (File No.
               1-10524), and incorporated by reference herein)
  4(i)(k)   -- Senior Indenture dated as of November 1, 1995, between the Company and First Union National Bank of Virginia,
               as Trustee (filed as Exhibit 4(ii)(h)(1) to the Company's quarterly report on Form 10-Q for the quarter ended
               June 30, 1996 (File No. 1-10524), and incorporated by reference herein)
  4(i)(l)   -- Form of Subordinated Indenture dated as of August 1, 1994, between the Company and Crestar Bank, as Trustee
               (filed as Exhibit 4(i)(m) to the Company's Form S-3 registration statement (File
               No. 33-64275) filed with the Commission on November 15, 1995, and incorporated by reference herein)
  4(i)(m)   -- Form of Senior Security (filed as Exhibit 4(i)(n) to the Company's Form S-3 registration statement (File No.
               33-64275) filed with the Commission on November 15, 1995, and incorporated by reference herein)
  4(i)(n)   -- Form of Subordinated Security (filed as Exhibit 4(i)(p) to the Company's Form S-3 registration statement
               (File No. 33-55159) filed with the Commission on August 19, 1994, and incorporated by reference herein)
  5         -- Opinion of Hunton & Williams
 12         -- Statement regarding computation of ratios (filed as Exhibit 12 to the Company's annual report on Form 10-K for the year ended December 31, 1996 (File No. 1-10524), and Exhibit 12 to the Company's quarterly report on
               Form 10-Q for the quarter ended March 31, 1977. (File No. 1-10524), and incorporated by reference herein)
 23   (a)   -- Consent of Ernst & Young LLP
 23   (b)   -- Consent of Ernst & Young LLP
 23   (c)   -- Consent of L. P. Martin & Company, P.C.
 23   (d)   -- Consent of Dixon, Odom & Co., L.L.P.
 23   (e)   -- Consent of Hunton & Williams (included in Exhibit 5)
 24         -- Power of Attorney (included on signature page)
 25   (a)   -- Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of First Union National Bank of
               Virginia, as Trustee under the Senior Indenture
 25   (b)   -- Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Crestar Bank, as Trustee under the Subordinated Indenture

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on the 15th day of May, 1997.

                                         UNITED DOMINION REALTY TRUST, INC.

                                         By /s/       JOHN P. MCCANN
                                            ----------------------------------
                                                      JOHN P. MCCANN
                                               PRESIDENT, CHAIRMAN AND CHIEF
                                                     EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 15, 1997. Each of the undersigned officers and directors of the registrant hereby constitutes John P. McCann, James Dolphin and Katheryn E. Surface, any of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith, making such changes in the registration statement as the registrant deems appropriate, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exhchange Commission.

                      SIGNATURE                                                 TITLE AND CAPACITY
------------------------------------------------------  ------------------------------------------------------------------

                  /s/ JOHN P. MCCANN                      President, Chairman and Chief Executive Officer (Principal
-----------------------------------------------------     Executive Officer) and Director
                    JOHN P. MCCANN

                   /s/ JAMES DOLPHIN                      Executive Vice President, Chief Financial Officer (Principal
-----------------------------------------------------     Financial Officer) and Director
                    JAMES DOLPHIN

                  /s/ JERRY A. DAVIS                      Vice President and Corporate Controller (Principal Accounting
-----------------------------------------------------     Officer)
                    JERRY A. DAVIS

-----------------------------------------------------     Director
                     JEFF C. BANE

                /s/ R. TOMS DALTON, JR.                   Director
-----------------------------------------------------
                 R. TOMS DALTON, JR.

                 /s/ BARRY M. KORNBLAU                    Director
-----------------------------------------------------
                  BARRY M. KORNBLAU

                  /s/ JOHN C. LANFORD                     Director
-----------------------------------------------------
                   JOHN C. LANFORD

-----------------------------------------------------     Director
                  H. FRANKLIN MINOR

                      SIGNATURE                                                 TITLE AND CAPACITY
------------------------------------------------------  ------------------------------------------------------------------
                 /s/ LYNNE B. SAGALYN                    Director
-----------------------------------------------------
                   LYNNE B. SAGALYN

                  /s/ MARK J. SANDLER                    Director
-----------------------------------------------------
                   MARK J. SANDLER

                 /s/ ROBERT W. SCHARAR                   Director
-----------------------------------------------------
                  ROBERT W. SCHARAR

-----------------------------------------------------    Director
                  JOHN S. SCHNEIDER

              /s/ C. HARMON WILLIAMS, JR.                Director
-----------------------------------------------------
               C. HARMON WILLIAMS, JR.

                                 EXHIBIT INDEX

                      EXHIBIT
                      -------
  1   (a)    -- Form of Underwriting Agreement for Debt Securities
  1   (b)    -- Form of Underwriting Agreement for Preferred Stock and Common Stock
  4(i)(a)    -- Specimen Common Stock certificate
  4(i)(b)    -- Form of Preferred Stock certificate
  4(i)(b)(1) -- Form of certificate for 9 1/4% Series A Cumulative Redeemable Preferred Stock
  4(i)(c)    -- Restated Articles of Incorporation
  4(i)(d)    -- Amendment of restated Articles of Incorporation
  4(i)(e)    -- Restated Bylaws
  4(i)(h)    -- Loan Agreement dated as of November 7, 1991, between the Company and Aid Association for Lutherans (filed as
                Exhibit 6(c)(1) to the Company's Form 8-A Registration Statement dated April 19, 1990 (File No. 1-10524), and incorporated by reference herein)
  4(i)(i)    -- Note Purchase Agreement dated as of January 15, 1993, between the Company and CIGNA Property and Casualty
                Insurance Company, Connecticut General Life Insurance Company, Connecticut General Life Insurance Company, on
                behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life Insurance
                Company and Aid Association for Lutherans
  4(i)(j)    -- Credit Agreement dated as of December 15, 1994, between the Company and First Union National Bank of Virginia
  4(i)(k)    -- Senior Indenture dated as of November 1, 1995, between the Company and First Union National Bank of Virginia,
                as Trustee
  4(i)(l)    -- Form of Subordinated Indenture dated as of August 1, 1994, between the Company and Crestar Bank, as Trustee
  4(i)(m)    -- Form of Senior Security
  4(i)(n)    -- Form of Subordinated Security
  5          -- Opinion of Hunton & Williams
 12          -- Statement regarding computation of ratios
 23(a)       -- Consent of Ernst & Young LLP
 23(b)       -- Consent of Ernst & Young LLP
 23(c)       -- Consent of L. P. Martin & Company, P.C.
 23(d)       -- Consent of Dixon, Odom & Co., L.L.P.
 23(e)       -- Consent of Hunton & Williams
 24          -- Power of Attorney
 25(a)       -- Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of First Union National Bank of
                Virginia, as Trustee under the Senior Indenture
 25(b)       -- Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Crestar Bank, as Trustee under the Subordinated Indenture